Exhibit 15.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Shell Company Report of GCL Global Holdings Ltd on Form 20-F of our report dated November 12, 2024, which includes an explanatory paragraph as to GCL Global Holdings Ltd’s ability to continue as a going concern, with respect to our audit of the financial statements of GCL Global Holdings Ltd as of March 31, 2024 and for the period from October 12, 2023 (inception) through March 31, 2024 appearing in the Registration Statement on Form F-4 (File No. 333-280559) of GCL Global Holdings Ltd filed with the Securities and Exchange Commission. We also consent to the reference to our Firm under the heading “Statement by Experts” in such Shell Company Report.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

February 20, 2025

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com